FOR IMMEDIATE RELEASE

Sun River Energy names Jay Leaver as President

WHEAT RIDGE, CO--(MARKET WIRE) -- September 24, 2009 - Sun River Energy, Inc. (SNRV:OTCBB) is pleased to announce that the Board of Directors have appointed Jay Leaver as President of Sun River Energy, Inc. Jay Leaver is a highly experienced explorationist in the oil and gas industry with extensive experience in Rocky Mountain exploration and production.

Mr. Leaver received his B.S. degree in Geological Engineering from the Colorado School of Mines in 1986. His initial work as an exploration geologist included projects in the Sedgewick, Powder River, Sacramento, Illinois, Appalachian, and Anadarko basins. His work included mapping, economic analyses and geophysical modeling. He later worked for a mining company, where he was responsible for maintaining drillhole databases and assisting in the development of geological models for precious metal deposits. He has been working for Thomasson Partners Associates, Inc. (TPA) for last nineteen years on prospect development in the Rocky Mountain region, and in the Appalachian, Michigan, and Illinois Basins. Additionally, he has worked on projects in New Zealand and Australia.

Mr. Leaver has wide-ranging familiarity with gravity, magnetic, surface geochemical, digital elevation model, surface linear, and petrophysical data. He has specialized in integrating these data sets with standard subsurface and 2D and 3D seismic data sets. This synthesis of different data types has often yielded insight into the mechanisms of hydrocarbon entrapment in a play area. His work in multiple disciplines led to his promotion to Vice President - Geoscience in 2006.

In early 2008, Mr. Leaver was promoted to Executive Vice President responsible for managing the flow of projects through the TPA pipeline.

Mr. Leaver is a member of the American Association of Petroleum Geologists and the Society of Exploration Geophysicists. He is currently Secretary of the local AAPG Section, the Rocky Mountain Association of Geologists. He has served on the Advisory Board for Sun River Energy Inc. for four months.

Mr. Leaver, as President, will coordinate all facets of Sun River's business and intends to develop both Sun River's existing prospects as well as seek new projects in the Rocky Mountain Region.

Mr. Leaver has said "I am excited by this opportunity because Sun River has relatively low debt, and potential funding resources in a capital starved energy environment. I see potential bargain price acquisitions every day from other companies which are debt laden or have minimal stock value in the market, and I want to work on some of those to grow the Company."


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Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our energy properties and any anticipated future production. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.